100 NORTH BISCAYNE BLVD.

SUITE 2500

MIAMI, FL

33132

PHONE:

(305) 371-3300

FAX:

(305) 371-4686

February 17, 2003

Mr. Camilo Verastegui, GM

GNB Bank, Panama

Panama City, Panama

Re:

Exercise of Option

Dear Mr. Verastegui:

This shall confirm our telephone conversation wherein you, on behalf of GNB Bank Panama S.A. (“GNB Bank”), advised me, on behalf of Phone1, Inc. (“Phone1”), that GNB Bank was exercising its option, effective February 17, 2003, pursuant to Section 2.10 of that certain loan agreement dated September 30, 2002 between GNB Bank and Phone1 (the “September Loan Agreement”), to loan Phone1 $5 million (the “New Loan”).

The New Loan is to be evidenced by a loan agreement (the “New Loan Agreement”) and Phone1’s $5 million convertible promissory note (the “New Note”).  The New Loan Agreement and New Note shall be on substantially the same terms and conditions as the September Loan Agreement and related promissory note.  Phone1’s obligations under the New Loan Agreement and New Note are to be guaranteed by Phone1Globalwide, Inc. (“Globalwide”) and Globaltron Communications Corporation (“GCC”), and Phone1, Globalwide and GCC shall execute a security agreement in favor of GNB Bank (the “New Security Agreement”) upon substantially the same terms and conditions as the security agreement used in connection with the September Loan Agreement.  The New Loan shall be convertible into shares of Globalwide at a conversion price of $.40 per share, as contemplated by Section 2.10 of the September Loan Agreement.

In furtherance of GNB Bank’s exercise of the option, we will promptly forward to you the executed New Note, New Loan Agreement and New Security Agreement.

Very truly yours,

PHONE1, INC.

By:

/s/ Syed Naqvi

Syed Naqvi

Chief Financial Officer